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                                                                EXHIBIT 10 (XIV)

                           CYBEX INTERNATIONAL, INC.
                                10 TROTTER DRIVE
                          MEDWAY, MASSACHUSETTS  02053



November 20, 2000

Mr. Peter Haines
Cybex International, Inc.
10 Trotter Drive
Medway, Massachusetts  02053

     Re:  SEPARATION AGREEMENT

Dear Peter:

     You have announced your retirement as an employee, officer and director of Cybex International, Inc. ("Cybex"). This letter sets forth the understanding between you and Cybex with respect to your retirement, including the severance benefits payable to you.

     This will confirm that you and Cybex have agreed as follows:

     1. Your resignation as an employee, officer and director of Cybex, and of any subsidiary of Cybex, shall be effective December 31, 2000, or such other date as may be agreed to in writing by you and Cybex (the "Effective Date").

     2. Pending the Effective Date, you will continue to receive your normal compensation. During this period, you will continue to be available for services to the Company as requested (subject to your use of vacation and personal days), and in any event you will participate in a smooth transition to your successor.

     3. You will continue to receive, as a severance benefit, your current salary ($377,000 per annum) for the 24 month period following the Effective Date (the "Severance"). The Severance shall be payable on a weekly basis in accordance with the normal payroll cycle of Cybex. The Severance is subject to early termination or reduction as provided in paragraph 5(a) below and acceleration as provided in paragraph 5(b) below.

     4. During the period that the Severance continues (and whether or not the Severance is reduced, but not terminated, pursuant to paragraph 5(a) below), you will continue to be eligible to participate (on the same basis as you currently participate) in Cybex's health plan. You will have the right to convert the policy on your life under the Cybex group life plan to a personal policy. Upon the Effective Date, your right to participate in any other employee benefit plan of Cybex shall terminate. All of your vacation and personal days will be used by the Effective Date, and you will not receive any payment for unused vacation, personal or sick days. Your outstanding stock options will continue to be
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subject to the terms provided in the plans and stock option agreements pursuant to which they were granted, as modified by the letter dated July 10, 2000 between Cybex and you.

     5. (a) The Severance payments pursuant to paragraph 3 shall end if you obtain other employment with compensation of $377,000 per annum or more. In the event you obtain other employment which has lesser compensation, the Severance thereafter payable to you will be reduced by the compensation paid to you in such employment. You will promptly inform the Company upon obtaining any employment during the 24-month Severance period. For purposes of this paragraph 5, employment includes self-employment, including acting as a consultant for any third party.

          (b) The Severance payments pursuant to paragraph 3 shall accelerate and be payable in full upon a "Change in Control" of Cybex. In such event, any remaining Severance shall be payable in a lump sum on or before the 15th day following the Change in Control. For purposes hereof, the term "Change in Control" has the meaning ascribed to it in the Employment Agreement dated May 27, 1997 between you and the Company, as amended April 13, 1999 (the "Employment Agreement").

     6. The Employment Agreement, and all of its terms and provisions, shall terminate on the Effective Date, except that the provisions of paragraphs 6, 7 and 8 shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, you specifically acknowledge that you will continue to be subject to the non-competition covenant set forth in paragraph 7 of the Employment Agreement, for the two year period following the Effective Date.

     7. On or prior to the Effective Date you will return all Cybex property, and all information and materials pertaining to the business, operations, prospects, financial condition and affairs of Cybex, and any copies or extracts relating thereto, which is in your possession. During the Severance period, you will be cooperative in responding to requests for information from Cybex.

     8. The payments to be made to you pursuant to this agreement are in lieu of any other amounts or obligations of Cybex to you as a director, officer and/or employee, or in any other capacity, are specifically in lieu of any other sums which might otherwise be due to you pursuant to the Employment Agreement or otherwise, and are in full satisfaction and release of any and all claims arising out of your relationship with Cybex and its affiliates, including your employment, the Employment Agreement, and the termination thereof. This release includes Cybex, its shareholders and subsidiaries, and their respective officers, directors, employees and affiliates, and includes without limitation any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act or any other Federal, State or local law, regulations or ordinances, as well as any common law claims under any theory now or hereafter recognized. These payments are valuable additional consideration to you.

     9. Cybex hereby releases you from any claim arising out of your relationship with Cybex and its affiliates, including your acts and omissions as
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an officer, director or employee of Cybex or any of its subsidiaries, and Cybex will indemnify and hold you harmless, to the fullest extent permitted by the Business Corporation Law of New York, from and against any loss, cost or expense relating to any such claim.

     10. This will confirm that (a) the execution of this agreement by you is a voluntary act to provide an amicable conclusion to your relationship with Cybex and its affiliates, (b) you have read all of the terms of this agreement and have had the opportunity to consult with, and have been advised by, your own legal counsel, (c) you have been given the opportunity to take a period of at least 21 days within which to consider this letter agreement and, if you choose to sign this agreement before that date, you have done so knowingly and voluntarily, (d) you have the right to change your mind and cancel this agreement within 7 days following the date that you sign it and this letter agreement will not be effective until the end of such period, and (e) if you choose to exercise such right of cancellation, this agreement will be void and of no effect as to all parties hereto.

     11. This agreement constitutes the entire agreement and understanding between the parties concerning the subjects addressed herein and supersedes any and all prior agreements or understandings between them. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This agreement and the rights and obligations of all the parties hereunder shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

     If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter no later than the end of business on December , 2000 whereupon this letter will constitute a binding agreement between us (subject to the provisions of paragraphs 10(d) and (f) above). You will understand that, in the event we have not received a countersigned copy of this letter by such date, the proposal set forth in this letter will terminate and be of no further force or effect.


                                    Very truly yours,

                                    CYBEX INTERNATIONAL, INC.


                                    By:  /s/ John Aglialoro
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                                         JOHN AGLIALORO,
                                         CHAIRMAN OF THE BOARD

Accepted and Agreed to:

/s/ Peter Haines
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PETER HAINES

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